UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2007

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2007, the board of directors of Xethanol Corporation (“Xethanol”) appointed Thomas J. Endres to Chief Operating Officer of Xethanol effective immediately. Mr. Endres has served as Xethanol’s Executive Vice President, Operations since March 15, 2007 and will retain the title of Executive Vice President. A copy of the press release issued by Xethanol on June 25, 2007 announcing the appointment of Mr. Endres as Chief Operating Officer is attached to this Current Report on Form 8-K as Exhibit 99.1.

Mr. Endres, age 50, became Xethanol’s Senior Vice President, Operations on September 7, 2006 and subsequently its Executive Vice President, Operations on March 15, 2007. Before joining Xethanol, Mr. Endres served in the United States Army for 26 years, retiring with the rank of Lieutenant Colonel. From August 1997 until August 2006, he served as Director of Operations/Director of Cadet Activities at the United States Military Academy at West Point, from which he graduated in 1980. In this position, he was responsible for managing $2 billion in facilities, a $50 million budget, and 356 employees. From November 1999 through April 2002, Mr. Endres also served as a member of the board of directors of the West Point Federal Credit Union, which managed over $55 million in funds.

In connection with Mr. Endres’ appointment as Chief Operating Officer, Xethanol increased his annual salary from $150,000 to $200,000 and granted him an option under Xethanol’s 2005 Incentive Compensation Plan to purchase 50,000 shares of Xethanol’s common stock at an exercise price of $1.19 per share, the closing sales price of the common stock on the date of grant as reported on the American Stock Exchange. The option vests on the first anniversary of the date of grant and expires on the fifth anniversary of the date of grant. The option was granted subject to approval by Xethanol’s stockholders of an amendment to the 2005 Incentive Compensation Plan to increase the number of shares available for award thereunder. Xethanol currently contemplates that it will submit to its stockholders at the 2007 annual meeting of stockholders a proposal to amend the 2005 Incentive Compensation Plan to increase the number of shares available for award thereunder to cover the 50,000 shares issuable upon exercise of this option granted to Mr. Endres. If the stockholders do not approve that amendment, this option will be void, and the compensation committee will consider alternative incentives for Mr. Endres. Xethanol and Mr. Endres entered into an amended and restated employment agreement to reflect the revised terms of his employment. A copy of the amended and restated employment agreement is attached as Exhibit 10.1 to this report.

Except for the foregoing, there has been no transaction during the past two years, or proposed transaction, to which Xethanol was or is to be a party in which Mr. Endres had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-K. There are no family relationships between Mr. Endres and any other officer or director of Xethanol.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Amended and Restated Employment Agreement dated as of June 19, 2007 by and between Xethanol Corporation and Thomas J. Endres.

99.1	Press release issued by Xethanol Corporation on June 25, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: June 25, 2007	By:	/s/ David R. Ames
David R. Ames Chief Executive Officer and President

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